UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         October 19, 2006

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

No Change
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

          Sun Healthcare Group, Inc. ("Sun") entered into an Agreement and Plan of Merger, dated as of October 19, 2006 (the "Merger Agreement"), by and among Sun, Horizon Merger, Inc., a wholly owned subsidiary of Sun ("Merger Sub"), and Harborside Healthcare Corporation (“Harborside”). A copy of the Merger Agreement is included in this Form 8-K as Exhibit 2.1 and is incorporated herein by reference. Consummation of the acquisition is subject to the satisfaction of certain conditions, including receipt of all necessary governmental approvals and receipt of certain consents of third parties. The Merger Agreement, among other things, provides that:

(i)	Merger Sub will be merged with and into Harborside, with Harborside being the surviving corporation and becoming a wholly owned subsidiary of Sun;

(ii)
Sun will pay approximately $349.4 million to the stockholders of Harborside (less the amount of certain costs of the transaction that are for the account of Harborside) in exchange for all the outstanding capital stock of Harborside;

(iii)
Sun will also pay to the stockholders of Harborside an aggregate amount equal to certain income tax benefits realized by Harborside and Sun resulting from the transaction, such as unamortized deferred financing costs of Harborside, the employee bonus payments that will be deducted from the amount to be paid by Sun to the Harborside stockholders and costs related to Harborside employee stock options; the tax benefit payments will be paid generally at the times that the tax benefits are realized by Sun and Harborside;

(iv)	Each of Sun and Harborside may, subject to certain limitations, terminate the Merger Agreement if the transaction has not closed by June 30, 2007;

(v)	The representations and warranties of the stockholders included in the Agreement will not survive closing;

(vi)
Sun is obligated to use its commercially reasonable efforts to obtain financing pursuant to the terms of the Commitment Letter described below (the “Financing”), and its inability to obtain the Financing is not a condition to its obligation to close; Harborside is obligated to use its commercially reasonable efforts to assist Sun in obtaining the Financing; and

(vii)	In the event that the Merger Agreement is terminated due to a failure to obtain all required regulatory approvals to the transaction, then Sun shall pay Harborside a termination fee of $8.735 million.

         In connection with the Merger Agreement, Sun entered into a Commitment Letter (the "Commitment Letter") on October 19, 2006 with Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, CIBC World Markets Corp., and CIBC Inc. Pursuant to the Commitment Letter, (a) Sun will obtain senior secured credit facilities in an aggregate principal amount of up to $505.0 million and (b) Sun will either (i) issue up to $250.0 million in aggregate principal amount of its senior subordinated notes in a public offering or in a Rule 144A or other private placement or (ii) if Sun does not issue the senior subordinated notes on or prior to the date of the initial borrowing under the senior credit facilities and all conditions precedent to borrowing under the Bridge Facility (defined below) have been satisfied, borrow up to $250.0 million in aggregate principal amount of senior subordinated increasing rate loans under the senior subordinated credit facility (the “Bridge Facility”). The proceeds of the Financing will be used to pay the consideration under the Merger Agreement, to refinance certain indebtedness of Sun and Harborside, and to pay certain costs and expenses of the acquisition. A $75.0 million revolving credit facility is also available to Sun for general corporate purposes. Sun’s ability to access the Financing is subject to certain conditions set forth in the Commitment Letter, including receipt of all necessary governmental approvals and negotiating definitive documentation. A copy of the Commitment Letter is included in this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

            (d)         Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated October 19, 2006 by and among Sun Healthcare Group, Inc., Horizon Merger, Inc. and Harborside Healthcare Corporation.

10.1
Financing Commitment Letter dated October 19, 2006 by and among Sun Healthcare Group, Inc., Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, CIBC World Markets Corp., and CIBC Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ L. Bryan Shaul
Name: L. Bryan Shaul
Title: Executive Vice President and Chief Financial Officer

Dated:  October 25, 2006